Exhibit 10.1

Onvia, Inc.
Employment and Noncompetition Agreement

(Russell Mann)

This Employment and Noncompetition Agreement (this “Agreement”) is dated as of December 30, 2016 by and between Onvia, Inc., a Delaware corporation (“Onvia”), and Russell Mann, an individual (“Employee”). Certain capitalized terms in this Agreement not otherwise defined are defined in Exhibit A attached hereto.

RECITAL

Onvia would like to retain the services of Employee as its Chief Executive Officer and President on the terms and conditions described in this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.	Employment and Compensation.

1.1       Duties.

(a)       During Employee’s employment, Employee shall serve as President and Chief Executive Officer and shall perform such duties and functions as the Board of Directors of Onvia (“Board”) shall reasonably determine from time to time, and in the performance of Employee’s duties, Employee shall comply with all directions given by the Board to the best of Employee’s abilities and in a manner consistent with the ethical and legal performance of such duties.

(b)       Employee agrees to serve Onvia faithfully and to the best of Employee’s ability, and to devote the substantial majority of Employee’s working time, attention and efforts to the business and affairs of Onvia. Employee represents and warrants to Onvia that he is under no contractual commitments inconsistent with Employee’s obligations set forth in this Agreement. Employee and Onvia acknowledge and agree that Employee, upon notice to Onvia, may serve on behalf of other entities as a board member, advisor, etc. so long as it does not, in the good faith discretion of Onvia, materially conflict with Employee’s duties and obligations under this Agreement.

(c)       The term of this Agreement shall be the period commencing on the date Employee commences employment with Onvia which shall be no later than January 30, 2017 and continuing until Employee’s employment is terminated as provided in Section 2 (the “Employment Term”).

1.2       Base Salary. In consideration of the services to be rendered by Employee to Onvia during the Employment Term, Onvia shall pay to Employee during the Employment Term a base salary of Three Hundred and Twenty-Five Thousand Dollars ($325,000) per year (“Base Salary”), payable at such times as other salaried Onvia employees receive their regular salary payments. Onvia shall be entitled to withhold from the salary payments otherwise required to be made to Employee such amounts as Onvia may be required to withhold under applicable tax laws and other applicable legal requirements.

1.3       Equity Awards. Employee will be granted upon commencement of employment with Onvia:  (i) an award of 50,000 shares of common stock of Onvia which shall be forfeited and reconveyed to Onvia by Employee without additional consideration if Employee ceases to be continuously employed by Onvia through the six month anniversary of his commencement of employment (“Restricted Stock Award”); (ii) an award of a nonqualified stock option to purchase 225,000 shares of Onvia’s  common stock (“2017 Option”) and (iii) an award of 25,000 restricted stock units which shall vest on the first anniversary of Employee’s commencement of employment provided Employee remains continuously employed through such first anniversary (“2017 RSU Grant”).   The 2017 Option will have an exercise price equal to the closing price on the Nasdaq stock exchange of a share of Onvia common stock on the trading day preceding Employee’s commencement of employment. The 2017 Option will vest and become exercisable in the following manner provided Employee remains continuously employed with Onvia through the relevant periods:  (i) with respect to 100,000 shares of Onvia’s common stock, such 2017 Option will vest and become exercisable over three years - with the 2017 Option with respect to 33,334 shares vesting and becoming exercisable on the first anniversary of the Employee’s commencement of employment with Onvia, and the 2017 Option then vesting and becoming exercisable on the last day of each month after such first year anniversary with respect to 2,777.75 shares of Onvia’s common stock; (ii) with respect to 75,000 shares of Onvia’s common stock, such 2017 Option will vest and become exercisable based on achievement of operating profit and/or revenue goals, as set and approved by the Compensation Committee of the Board in April, 2017; and (iii) with respect to 50,000 shares of Onvia’s common stock, such 2017 Option will vest and become exercisable based on attainment of total shareholder return goals as set and approved by the Compensation Committee of the Board in April, 2017. In addition, Employee will be granted in 2018 on the first anniversary of his commencement of employment with Onvia provided he remains continuously employed through such grant date additional awards as follows: (i) an award of 50,000 restricted stock units vesting 50% with continued service on the first anniversary of the commencement of employment and the remaining 50% with continued service on the second anniversary of the commencement of employment (“2018 RSU Grant”)  and (ii) an option with respect to 50,000 shares of Onvia’s common stock which will vest and become exercisable based on achievement of operating profit and/or revenue goals as set and approved by the Compensation Committee of the Board and will have an exercise price equal to the closing price on the stock exchange of a share of Onvia common stock on the trading day preceding the date of grant (“2018 Option”). In the event of a Change in Control (as defined in Onvia’s 2008 Equity Incentive Plan) while Employee is still employed with Onvia, the awards that had been granted pursuant to this Section 1.3 of this Agreement prior to such Change in Control and remain outstanding shall become fully vested. The Restricted Stock Award, 2017 RSU Grant, 2017 Option, 2018 RSU Grant and 2018 Option shall be subject to the terms and conditions of Onvia’s 2008 Equity Incentive Plan and the award agreements thereunder. Employee and Onvia agree to work together in good faith to avoid or minimize any limitation on Onvia's tax deduction for compensation to Employee because of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.4       Other Benefits and PTO. During Employee’s employment, Employee shall be eligible for the same benefits that Onvia makes generally available to its senior executives (e.g., participation in Onvia’s 401(k) plan, employee stock purchase plan, Seattle sick and safe pay), subject to Employee’s satisfaction of the respective eligibility requirements for such benefits. In respect of all such benefits, Onvia shall retain the discretion to determine the amount or value of the benefit to Employee, if such benefit is discretionary in nature in respect of similarly situated Onvia personnel. Employee will annually be given four weeks (20 days) of paid time off (“PTO”), pursuant to Onvia’s policies for paid time off. Accrued, unused PTO is paid out at termination.

1.5       Annual Performance Bonus.

(a)       Bonus Amount. During each calendar year of Employee’s employment, Employee will be eligible for an annual performance bonus (“Bonus”). The amount of the Bonus shall be determined by the Compensation Committee of the Onvia Board (“Compensation Committee”) and shall be based on the achievement of performance goals established in advance by the Compensation Committee with the input of Employee. Upon achievement of the performance goals at targeted amounts, the amount of the Bonus shall be Seventy-Five Percent (75%) of the Base Salary and the Bonus may be increased to up to One Hundred and Twenty-Five Percent (125%) of the Base Salary based on the achievement of goals beyond the target levels. The Compensation Committee shall have the final determination of the amount of the Bonus, except that Employee shall receive a minimum bonus of Twenty-Five Percent (25%) of the Base Salary for calendar year 2017. The Bonus, if any, shall be paid in the calendar year following the year the Bonus was earned but not later than March 15th of such following calendar year (“Bonus Payment Date”). Except as otherwise provided in Section 2.2 of this Agreement, Employee must be employed on the last work day of the calendar year in order to earn a Bonus with respect to that year.

(b)       Option to Elect Portion of Bonus Payable in Restricted Stock Units. Prior to the commencement of each calendar year, Employee may elect to have part or all of the Bonus of the coming year paid in the form of restricted stock units. The portion of the Bonus delivered in restricted stock units shall be calculated by multiplying the amount of the Bonus earned by Employee by the percentage Employee elects to have delivered in stock and then dividing that amount by the closing price on the Nasdaq stock exchange of a share of Onvia common stock on the trading day preceding the Bonus Payment Date. Prior to the commencement of each calendar year, Employee may elect to determine the delivery date of any restricted stock units under this Section 1.5(b), provided that the delivery dates selected shall be on the Bonus Payment Date or on any annual anniversary date of the Bonus Payment Date over the five years following the Bonus Payment Date for that Bonus.

1.6       Equity Opportunity. Onvia will make up to 140,000 shares of Onvia’s common stock available for an off-market purchase from Onvia on the first day of employment at the price equal to the closing price on the Nasdaq stock exchange of a share of common stock on the trading day immediately preceding Employee’s commencement of employment.

1.7       No Other Compensation. Employee acknowledges and agrees that he shall not be entitled to receive from Onvia, or from any Affiliate of Onvia, any salary, bonus or other compensation or benefit of any nature (whether relating to any period prior to the date of this Agreement or relating to any period after the date of this Agreement), except as expressly provided in Sections 1.2, 1.3, 1.4, 1.5, and 1.6 above, or as otherwise authorized by Onvia’s Board.

1.8       Policies. Employee agrees to be subject to and comply with such corporate policies and guidelines of Onvia as are generally applicable to Onvia employees. In the event of any conflict between Onvia policies and this Agreement, this Agreement shall govern.

1.9       Equity Position. During the Employment Term, Employee may not sell, transfer or otherwise convey any Onvia stock owned by Employee unless Employee’s total ownership of Onvia stock has a market value equal to at least 400% of the Employee’s then Base Salary after completion of any such sale, transfer or conveyance. Employee is expected to own, directly or indirectly, Onvia common stock with a market value equal to at least 400% of the Employee’s then Base Salary within three years of Employee’s commencement of employment with Onvia.

2.	Termination.

2.1       At Will Employment. Onvia shall have the right to terminate Employee’s employment, and Employee may resign, with or without Cause or Good Reason at any time upon 30 days’ notice. Upon any termination of Employee’s employment, Employee shall be paid all earned but unpaid Base Salary, all accrued and unused PTO, and all reasonable and unreimbursed expenses which are documented and are within the scope of Employee’s employment, in each case through the date of termination.

2.2       Separation Benefits -Termination without Cause or Resignation with Good Reason. If (i) Onvia terminates Employee’s employment without Cause, or Employee resigns for Good Reason, during the Employment Term, (ii) Employee satisfies all of Employee’s obligations relating to the termination of Employee’s employment under this Agreement (including Employee’s obligations under Section 5.1 below), (iii) Employee executes and delivers to Onvia a general release that is reasonably satisfactory in form and substance to Onvia of any rights or claims that he may have or has ever had against Onvia or any of Onvia’s Affiliates or employees (“General Release”), and (iv) Employee continues to satisfy all of Employee’s obligations under this Agreement (except for Section 1.1), then Employee shall be entitled to receive the following separation pay and benefits:

(i)        salary continuation payments at Employee’s then current annual Base Salary, payable for twelve (12) months following termination in accordance with Onvia’s customary payroll practices;

(ii)         at Onvia’s election either (X) subject to Employee’s making a timely election pursuant to COBRA, continued health care coverage for a period of twelve (12) months commencing on the date of termination of employment or until Employee receives comparable coverage from a subsequent employer for Employee (and Employee’s eligible dependents, if any) under Onvia’s health plans on the same basis as such coverage is made available to executives employed by Onvia (including, without limitation, co-pays, deductibles and other required payments and limitations) with Onvia paying the applicable COBRA premium in excess of the amount paid by active employees for such coverage or otherwise providing such coverage to Employee for the amount paid by active employees for such coverage and Employee’s qualifying event for purposes of COBRA shall be treated as occurring at the Employee’s date of termination of employment or (Y) a cash lump sum payment equal to (a) twelve (12) multiplied by (b) the excess of the monthly applicable COBRA premium as of Employee’s date of termination of employment for health care coverage Employee (and Employee’s eligible dependents, if any) had from Onvia immediately prior to Employee’s termination of employment over the monthly dollar amount Employee would have paid to Onvia for such health care coverage if Employee remained employed for the twelve (12) month period commencing on the date of Employee’s termination of employment:

(iii)       payment of a pro rata portion (based on the number of actual days which have elapsed during such applicable calendar year prior to termination of the EmploymentTerm) of the Bonus Employee would have otherwise been entitled pursuant to Section 1.5 had Employee been continuously employed by Onvia through the end of that calendar year and had performed at target, such payment to be made on the next Bonus Payment Date; and

(iv)       provided that the Employment Term has lasted at least one year, pro rata monthly vesting for each full month of employment in the year of termination of any unvested units of the 2018 RSU Grant.

3.	Noncompetition.

3.1       Restriction on Competition. Employee agrees that, during the period commencing on the date of the Agreement and ending on the eighteen-month anniversary of the effective date of Employee’s termination (the “Noncompetition Term”), Employee shall not directly or indirectly, for Employee’s own account or for the account of any other Person, engage in any Competition in the Territory, or directly or indirectly be or become an officer, director, stockholder, owner, Affiliate, co-owner, licensor, sublicensor, licensee, sublicensee, partner, trustee, promoter, employee, agent, representative, supplier, creditor, consultant, advisor or manager of or to, or otherwise be or become associated directly or indirectly with or acquire or hold any direct or indirect interest in, any Person that engages directly or indirectly in any Competition in the Territory; provided, however, that Employee may, without violating this Section 3, own as a passive investment less than five percent (5%) of the outstanding shares of capital stock of a corporation which engages in Competition if Employee is not otherwise associated directly or indirectly with such corporation or any Affiliate of such corporation.

3.2       Non-Solicitation of Employees. Employee agrees that, during the Noncompetition Term, he shall not directly or indirectly induce or attempt to induce (on Employee’s own behalf or on behalf of any other Person) any employee of Onvia or any subsidiary of Onvia to leave Employee’s employment with Onvia or such subsidiary of Onvia.

3.3       Specific Performance. Employee agrees that in the event of any breach or threatened breach by him of any covenant, obligation or other provision contained in the Agreement, each party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach.

4.	Confidential Information.

4.1       Obligation to Keep Confidential. Employee agrees to keep all Confidential Information strictly and permanently confidential and, accordingly, agrees that he shall not at any time (whether during or after Employee’s employment with Onvia or during or after the Noncompetition Term) directly or indirectly, willingly and knowingly use for any purpose, or disclose or permit to be disclosed to any Person, any Confidential Information other than as required in the performance of Employee’s duties for Onvia. Employee acknowledges that the Confidential Information constitutes a unique and valuable asset of Onvia acquired at great time and expense by Onvia, and that any disclosure or other use of such Confidential Information other than for the benefit of Onvia or an Affiliate of Onvia would be wrongful and would cause irreparable harm to Onvia. Employee shall not at any time willingly or knowingly take any action that would reduce the value of any of the Confidential Information to Onvia.

5.	Miscellaneous Provisions.

5.1       Surrender of Records and Property. At such time as Employee no longer serves as an employee of Onvia:

(a)       Employee shall deliver promptly to Onvia all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof which are the property of Onvia or an Affiliate of Onvia or which relate in any way to the business, products, practices or techniques of Onvia or an Affiliate of Onvia, and all other property, trade secrets and Confidential Information, including all documents which in whole or in part contain any trade secrets or Confidential Information, which are in Employee’s possession or under Employee’s control:

(b)       Employee shall comply with Onvia’s normal procedures for departing employees, providing they are not in conflict with this Agreement or other legal rights of Employee; and

(c)       Employee shall leave Onvia’s premises immediately upon Onvia’s request.

5.2       Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party hereto):

If to Employee:	Russell Mann
[Address on file]

If to Onvia:	Onvia, Inc.
509 Olive Way, Suite 400
Seattle, WA 98109

Attention: Chairman of the Board

5.3       Severability.

(a)       If any provision of this Agreement shall be held by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, activity and/or subject as to which such provision shall be valid and enforceable under applicable law. If any provision shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

(b)       The parties intend that the covenants contained in Section 3 above shall be construed as a series of separate covenants, one for each geographical unit specified. Except for geographical coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 3 above. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Agreement, then the unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

5.4       Governing Law; Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Washington (without giving effect to principles of conflicts of laws). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in a state or federal court located in the County of King in the State of Washington. Each party to this Agreement (a) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of King in the State of Washington (and all appellate courts located in the State of Washington) in connection with any such legal proceeding; (b) agrees that each state and federal court located in the County of King in the State of Washington shall be deemed to be a convenient forum; and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of King in the State of Washington, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

5.5       Waiver. No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by the party to be charged; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.6       Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.7       Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

5.8       Further Assurances. Each party hereto shall execute and/or cause to be delivered to the other party hereto such instruments and other documents and shall take such other actions as such other party may reasonably request to effectuate the intent and purposes of this Agreement.

5.9       Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof and thereof.

5.10       Attorneys’ Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against either party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.11       Successors and Assigns. The Agreement shall inure to the benefit of and be binding to Onvia, Employee and their respective successors and assigns (if any), however, Employee’s obligations under this Agreement cannot be assigned.

5.12       Survival of Obligations. Except as specifically provided herein, all of the obligations of Employee and Onvia under the Agreement (including Employee’s obligations under Sections 3.1 and 4.1) shall survive the termination of Employee’s employment with Onvia and the expiration of the Noncompetition Term. Without limiting the generality of the foregoing, the termination of Employee’s employment or the expiration of the Noncompetition Term shall not operate to relieve Employee of any obligation or liability arising from any prior breach by Employee of any provision of the Agreement. The termination of Employee’s employment or the expiration of the Noncompetition Term shall also not operate to relieve Onvia of any obligation or liability arising from any prior breach by Onvia of any provision of the Agreement.

5.13       Amendment. The Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Employee and Onvia (or any successor to Onvia).

5.14       Section 409A Compliance.

(a)       Intent. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986m as amended and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall Onvia be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A.

(b)       Specified Employee. Notwithstanding any other payment schedule provided herein to the contrary, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (a) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (b) the date of Employee’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5.15(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)       Severance Payments Conditioned upon General Release. Employee shall forfeit all rights to severance payments pursuant to this Agreement unless Employee duly executes and deliver the General Release to Onvia (and the General Release is no longer subject to revocation) within sixty (60) days following the date of Employee’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then to the extent any such cash payment to be provided is not “deferred compensation” for purposes of Code Section 409A, such payment shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Employee’s termination of employment, and any payments made thereafter shall continue as provided herein. To the extent any such payment to be provided is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following Employee’s termination of employment. The first such payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Employee’s termination of employment, and any payments made thereafter shall continue as provided herein.

(d)       Expense Reimbursement Payments. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)       Installment Payments. For purposes of Code Section 409A, Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(f)       Timing of Payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Onvia.

(g) Termination. To the extent necessary to comply with Section 409A, termination of the Employment Term shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning given in Treasury Regulation § 1.409A-1(h)(1)(ii), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Term”, “termination of employment” or similar terms shall mean “separation from service.”

5.15       Background and Reference Check. Onvia will perform a customary background and reference check regarding Employee. Employee acknowledges and agrees that a material term of this Agreement is that the background and reference check results in a report reasonably satisfactory to Onvia.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ONVIA, INC.,
a Delaware corporation

By:	/s/ George Stoeckert
George Stoeckert, Compensation Committee Chair

EMPLOYEE

/s/ Russell Mann
Russell Mann

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Affiliate. “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

Cause. “Cause” means: (a) any material and willful (i) misconduct, (ii) fraud or (iii) bad faith on the part of Employee in the performance of Employee’s duties as an employee of Onvia; (b) the conviction of Employee of, or the entry by Employee of a plea of guilty or no contest to, any felony or commission of any felony by Employee; (c) the material breach by Employee of any provision in this Agreement or in the Proprietary Invention Assignment Agreement between Onvia and Employee, if such breach is unremedied within thirty (30) days after Employee receives written notice of such breach; (d) the failure of Employee to comply any lawful order or instruction of Onvia’s Board within five (5) days after written notice of such failure; or (e) repeated (where prior violations have been brought to Employee’s attention) and serious violations of the published and written rules or policies of Onvia as such may be applicable to an individual in Employee’s circumstances.

COBRA. “COBRA” means health care continuation as provided for under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Competition. A Person shall be deemed to be engaged in “Competition” if: (a) such Person is engaged directly or indirectly in the design, development, manufacture, assembly, promotion, lease, financing, sale, rental, distribution, resale, installation, support, maintenance, repair, refurbishment, licensing or sublicensing of any Product or in the promotion or performance of any Service; or (b) such Person offers or attempts to design, develop, manufacture, assemble, promote, lease, finance, sell, rent, distribute, resell, install, support, maintain, repair, refurbish, license or sublicense any Product or promote or perform any Service.

Confidential Information. “Confidential Information” means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to Onvia or any of Onvia’s subsidiaries or other Affiliates or relating to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, plans or prospects of Onvia or any of Onvia’s subsidiaries or other Affiliates, including any such information consisting of or otherwise relating directly or indirectly to trade secrets, know-how, technology, computer software, computer programs, designs, drawings, processes, license or sublicense arrangements, formulae, proposals, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of suppliers, lists of distributors or sources of supply; provided, however, that “Confidential Information” shall not be deemed to include information which, at the time of initial disclosure to the employee, was part of or, without violation of the Agreement, becomes part of, the public knowledge or literature and is readily accessible to third parties; which is hereafter rightfully furnished by a third party without restriction as to use; which was acquired prior to the receipt of information from Onvia or any of Onvia’s subsidiaries or other Affiliates and without restriction as to use or disclosure; which is required to be disclosed pursuant to law, provided reasonable efforts are used to give reasonable notice of such required disclosure to Onvia; or which is disclosed with the prior written consent of Onvia.

Good Reason. “Good Reason” shall mean (i) Onvia’s material breach of the terms of this Agreement; (ii) a material reduction of Employee’s Base Salary; or (iii) a requirement that the Employee be based at any office or location more than fifty (50) miles from Employee’s primary work location prior to the Effective Date of this Agreement; provided, however, that no resignation under this Agreement shall constitute resignation for Good Reason unless (a) Employee gives written notice of the event constituting Good Reason to Onvia’s Board within thirty (30) days of the occurrence of such event, (b) Onvia fails to cure such event, if curable, within thirty (30) days of the receipt of such notice, and (c) Employee delivers written notice of resignation within thirty (30) days of the expiration of the cure period described in clause (b).

Liquidation. “Liquidation” means with respect to winding up the affairs of Onvia, by voluntary or involuntary proceedings, the process of reducing assets to cash, discharging liabilities and dividing surplus or loss. Upon a Liquidation of Onvia, Employee’s employment with Onvia will be considered terminated without Cause.

Person. “Person” means any (a) individual; (b) corporation (including any non-profit corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity; or (c) governmental body or authority.

Product. “Product” means (a) any present or future product or service offering of Onvia in production or design or (b) any product that is the same as, or that is functionally similar to or competes in any respect with, any product referred to in clause (a).

Service. “Service” means any: (a) service (including any repair service, programming service, upgrade service, refurbishment service, installation service, training service, support service, consultation service or maintenance service) relating directly or indirectly to, or performed with respect to, any Product, or (b) service that is the same as, or that is functionally similar to or competes in any respect with, any service referred to in clause (a).

Territory. “Territory” means any of the following geographic areas in which: (a) any Product has been, or has been offered to be, designed, developed, manufactured, assembled, promoted, leased, financed, sold, rented, distributed, resold, installed, repaired, refurbished, licensed or sublicensed by Onvia or any Affiliate of Onvia at any time on or prior to the date of the Agreement; (b) Onvia or any Affiliate of Onvia has otherwise conducted, carried on or engaged in any business or activity at any time on or prior to the date of this Agreement; (c) Onvia or any Affiliate of Onvia has planned or proposed to design, develop, manufacture, assemble, promote, lease, finance, sell, rent, distribute, resell, install, repair, refurbish, license or sublicense, or to offer to design, develop, manufacture, assemble, promote, lease, finance, sale, rent, distribute, resell, install, repair, refurbish, license or sublicense, any Product; (d) Onvia or any Affiliate of Onvia has planned or proposed to promote or perform, or to offer to promote or perform, any Service at any time on or prior to the date of this Agreement; (e) Onvia or any Affiliate of Onvia designs, develops, manufactures, assembles, promotes, leases, finances, sells, rents, distributes, resells, installs, repairs, refurbishes, licenses or sublicenses, or offers to lease, finance, sell, rent, distribute, resell, install, repair, refurbish, license or sublicense, any Product at any time during the Noncompetition Term; (f) Onvia or any Affiliate of Onvia promotes, performs or offers to promote or perform any Service at any time during the Noncompetition Term; or (g) Onvia or any Affiliate of Onvia otherwise conducts, carries on or engages in any business or activity at any time during the Noncompetition Term in:

(i)       any country or similar political subdivision of any state, territory or possession of the United States or any province or territory of Canada or of any state or territory of Mexico (including each of the counties in the state of California);

(ii)       any state, territory or possession of the United States;

(iii)       any province or territory of Canada;

(iv)       any state or territory of Mexico; or

(v)       the European Union, Israel, Japan, Singapore, South Korea, Taiwan or Hong Kong.